UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 26, 2017

PRESTIGE BRANDS HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32433	20-1297589
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

660 White Plains Road, Tarrytown, New York 10591

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 524-6800

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.

On January 26, 2017, Prestige Brands Holdings, Inc. (the “Company”) completed its previously announced acquisition of C.B. Fleet Company, Inc. (“Fleet”) pursuant to the Agreement and Plan of Merger, dated as of December 22, 2016, by and among Medtech Products, Inc., AETAGE LLC, C.B. Fleet TopCo, LLC, and Gryphon Partners 3.5, L.P. (the “Merger Agreement”). As a result of the merger contemplated by the Merger Agreement, the Company acquired multiple feminine hygiene, gastrointestinal care and infant care over-the-counter (OTC) brands, including Summer’s Eve®, Fleet®, and Pedia-Lax®, as well as a “mix and fill” manufacturing facility in Lynchburg Virginia. The purchase price was $825 million, subject to certain adjustments based on the cash, indebtedness, transaction expenses, and working capital of Fleet and its subsidiaries at the closing. The purchase price was funded by available cash on hand, additional borrowings under the Company’s asset-based revolving credit facility, and a new $740 million senior secured incremental term loan.

The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which the Company intends to file with its Quarterly Report on Form 10-Q for the quarter ended December 31, 2016.

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Business Acquired.

The required financial statements of the Fleet business will be filed through an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The required pro forma financial information of the Company will be filed through an amendment to this Current Report on Form 8-K not later than 71 calendar days after the date that this Current Report on Form 8-K was required to be filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRESTIGE BRANDS HOLDINGS, INC.

Date: January 26, 2017	By:	/s/ William P’Pool
Name: William P’Pool
Title: General Counsel